EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33- 64151), Registration Statement (Form S-8 No. 16007) pertaining to the 1996 Stock Option Plan and Registration Statement (Form S-8 No. 333-42109) pertaining to the Employee Stock Purchase Plan of Whitman Education Group, Inc. and in the related Prospectuses, of our report dated May 1, 1998 (except for the 6th paragraph of Note 8, as to which the date is May 29, 1998), with respect to the consolidated financial statements of Whitman Education Group, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 1998.


                                         /S/  ERNST & YOUNG LLP
                                        ---------------------------------------
                                              ERNST & YOUNG LLP


Miami, Florida
June 29, 1998